Exhibit 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO

James A. Dowd – Executive Vice President, CFO, COO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Second Quarter 2017 Net Income

Improves 10.6% to $920,000

Year-To-Date Net Income of $1.7 Million Up 16.5% Compared With 2016

Strong Loan Growth and Consistent Asset Quality Metrics

Continue to Drive Improved Performance

Oswego, N.Y. — July 28, 2017 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced second quarter 2017 net income available to common shareholders of $920,000, compared to $832,000 for the second quarter of 2016. Second quarter 2017 total revenue (net interest income and total noninterest income) of $6.6 million increased $625,000, or 10.4%, compared to $6.0 million for second quarter 2016. Six-month net income available to common shareholders was $1.7 million, up 16.5% from $1.5 million for 2016. Diluted earnings per share for the first six months of 2017 was $0.41, an increase of $0.06, or 17.1%, compared to diluted earnings per share of $0.35 in 2016. Diluted earnings per share of $0.22 for the second quarter of 2017 increased by 10.0% compared to $0.20 per diluted share for second quarter 2016.

2017 Second Quarter and Six Month Performance Highlights

•	Total interest-earning assets at June 30, 2017 were $765.9 million, an increase of $140.0 million, or 22.4%, over the prior year second quarter end

•	Total loans of $548.8 million at June 30, 2017 were up $98.2 million, or 21.8%, from June 30, 2016

•	Total deposits of $643.8 million at June 30, 2017 were up $117.8 million, or 22.4%, compared to June 30, 2016

•	Asset quality metrics remained strong. Although the annualized ratio of net loan charge-offs to average loans increased to 0.31% for the second quarter of 2017, as compared to 0.6% in the same quarter of 2016, the ratio of nonperforming loans to total loans improved to 0.80% at June 30, 2017, compared to 0.98% at December 31, 2016, and 1.14% on June 30, 2016

•	Total revenue for the first six months of 2017 was $13.1 million, an increase of $1.2 million or 10.5%, compared to 2016

•	Second quarter 2017 net interest income improved to $5.6 million, up 11.8% from the prior year quarter, and year-to-date net interest income is up 12.7% over the prior year period

“With a very productive team effort in the second quarter, we extended our recent trend of achieving bottom-line improvement fueled by solid loan growth, improved asset quality metrics, loan and deposit portfolio diversification and a strong balance sheet,” said Thomas W. Schneider, President and Chief Executive Officer. “The second quarter of 2017 marked our twelfth consecutive reporting period with quarter-over-quarter revenue growth that has averaged 10% in comparison to the prior year period. For the second quarter and first six months of 2017, our revenue growth outpaced the rate of increase in noninterest expense providing the operating leverage necessary to drive our continued earnings growth. Our asset quality metrics continue to reflect the stability of our regional markets, as well as our sound underwriting practices. The continuing growth of our loan portfolio is a reflection of our increasing effectiveness at becoming the ‘go to’ bank for small- and medium-size businesses in Central New York. We are pleased with the Bank’s solid results through the first six months of 2017, and we believe that we remain positioned to extend our current performance through the remaining months of 2017. Our confidence in our near-term prospects is reflected in our Board’s decision to raise our quarterly cash dividend by 5% as announced in our June 29, 2017 dividend declaration.”

Income Statement

Second quarter 2017 net interest income increased $588,000, or 11.8%, to $5.6 million compared to $5.0 million for the second quarter of 2016. The improvement was due to the $1.2 million, or 20.8%, increase in interest and dividend income. This improvement principally resulted from an increase of $98.5 million, or 22.4%, in average loans compared to the prior year quarter, as well as a $38.7 million increase in average investment security balances combined with a 50 basis point improvement in the yield on the investment securities portfolio. The increase in interest income was partially offset by higher interest expense which increased $630,000 to $1.5 million, primarily because of an increase in both the average balances of, and the interest rates paid on, borrowings, time deposits and core (non-time) deposit accounts.

Net interest income for the first six months 2017 increased $1.2 million, or 12.7%, to $11.1 million compared to $9.8 million for the comparable period of 2016. Interest and dividend income for the six months ended June 30, 2017 was $14.0 million, an increase of $2.4 million, or 20.5%, compared to $11.6 million for the same period in 2016. The increase was primarily a result of average loan growth of $85.8 million, or 19.6%, compared to the prior year period. Interest expense of $2.9 million for 2017 increased by $1.1 million, or 64.8%, from the prior year period, primarily because of a $27.0 million increase in the average balance of, and a 155 basis point increase in the rate paid on borrowings, as well as a $25.0 million increase in time deposits coupled with a 22 basis point increase in the interest rate paid.

The increase in the average balances of borrowed funds, time deposits, and core deposits provided the primary funding for the growth in earning assets discussed above. The interest rate paid on borrowed funds increased due to increases in short-term rates generally and the use of a series of hedging transactions during the six month period. The hedging transactions added 137 basis points to the cost of borrowing during the six months ended June 30, 2017 and were employed to reduce the Company’s exposure to rising short-term interest rates. The increased interest rate paid on time deposits relates primarily to the competitive environment within the Bank’s market area and promotional rate activity designed to attract new deposit funding.

The net interest margin for the three months and six months ended June 30, 2017, was 2.93% and 2.95%, respectively, compared to 3.16% for both comparable periods of 2016. The lower net interest margin for second quarter 2017 was primarily due to an increase in the average balance of, and interest rate paid on, borrowings and time deposits. Average interest-earning assets for the second quarter 2017 increased by $131.1 million compared to the prior year quarter, driven primarily by a $98.5 million increase in loans and a $39.2 million increase in taxable investment securities. Average interest-bearing liabilities increased by $121.2 million, primarily due to a $65.2 million increase in average money market account balances, and an increase of $23.7 million in average time deposits. The decline in the net interest margin for the first six months of 2017 was primarily a result of a 22 basis point increase in funding costs, related to a 155 basis point increase in the rate paid on, and a $27.0 million increase in, the average balance of borrowings, along with a 22 basis point increase in the rate paid on, and $25.0 million increase in, the average balance of time deposits. The provision for loan losses for second quarter 2017 was $423,000, an increase of $273,000 from $150,000 for the prior year quarter. The provision level for the three month period is reflective of continued significant growth in the Bank’s commercial lending portfolio. The provision for the first six months of 2017 was $812,000, compared with a provision of $360,000 for 2016, and is reflective of the same loan growth factors described above.

The average balance of borrowings, time deposits and core deposits accounts increased $19.4 million, $23.7 million and $91.4 million during the quarter ended June 30, 2017, respectively, as compared to the same quarterly period in 2016. The average balance of borrowings, time deposits and core deposit accounts increased $27.0 million, $25.0 million and $87.6 million, respectively, during the six months ended June 30, 2017 as compared to the same six month period in 2016.

Second quarter 2017 noninterest income of $1.1 million increased $37,000 compared to $1.0 million for the prior year second quarter. The increase in current year noninterest income was due primarily to a $40,000 increase in other charges, commissions and fees, and an increase of $19,000 in debit card interchange fees. Noninterest income was $2.0 million for both the six months ended June 30, 2017 and for the prior year period.

Total noninterest expense for second quarter 2017 was $5.0 million, an increase of $246,000, or 5.1%, in comparison to $4.8 million for the prior year quarter. The higher noninterest expense was principally driven by an increase of $166,000 in salary and employee benefit expenditures, as well as an increase in building occupancy cost of $106,000 compared to the prior year quarter.

Noninterest expense for the six month period of 2017 was $10.0 million compared with $9.5 million for the prior year period. The increase was due largely to increased salary and benefit expenses which increased by $331,000, and an increase in building occupancy cost of $182,000, which was partially offset by a $79,000 decrease in FDIC assessments.

The increase in salary and employee benefit expenditures for the three and six month periods ended June 30, 2017, as compared with the same periods in 2016, primarily reflects modest increases in overall staffing levels in risk-management and customer-service positions, as well as increases resulting from general increases in employee compensation due to inflationary and competitive factors. The increase in building and occupancy costs for the three and six month periods ended June 30, 2017, as compared with the same periods in 2016, primarily reflects increased depreciation and maintenance costs related to the Company’s recently-completed modernization projects that affected a substantial portion of the Company’s facilities.

Balance Sheet at June 30, 2017

Total assets at June 30, 2017 were $811.2 million, an increase of $140.2 million, or 20.9%, from June 30, 2016. This increase was primarily driven by higher loan and available-for-sale investment securities balances. Total loans grew $98.2 million from the prior year second quarter, primarily reflecting activity in the commercial real estate portfolio. Available-for-sale investment securities increased $48.0 million primarily reflecting the acquisition of relatively short-term, investment-grade collateral matching the strong inflow of municipal deposits which typically occurs in the first and fourth quarters of each calendar year.

Total deposits at June 30, 2017 were $643.8 million, an increase of $117.8 million, or 22.4%, from June 30, 2016. The increase was driven by municipal inflows related to seasonal tax collections, increased inflows from commercial banking relationships and continued growth in core demand deposits. Second quarter average core deposits increased $91.4 million, or 23.3%, compared to the prior year quarter. Average noninterest-bearing deposits were $82.1 million at quarter end, an increase of $13.4 million, or 19.6% from June 30, 2016.

Shareholders’ equity was $61.1 million on June 30, 2017, compared with $57.9 million on December 31, 2016, reflecting an increase in retained earnings and a reduction in accumulated other comprehensive loss in the Bank’s securities portfolios and retirement plans.

Asset Quality

The Bank’s asset quality metrics continued to strengthen in comparison to recent reporting periods and continue to compare positively to broad industry and peer group averages. The annualized net loan charge-offs to average loans ratio of 0.31% for second quarter 2017, was up 25 basis points from 0.06% for second quarter 2016, and down 22 basis points from 0.53% in first quarter 2017. The increase in the annualized charge-off to average loans ratio in the second quarter of 2017, as compared to the same quarter in 2016, was primarily due to a nonrecurring charge-off of a fully-reserved for commercial real estate loan in the amount of $505,000 during the quarter. Nonperforming loans to total loans were 0.80% at June 30, 2017, down 34 basis points compared to 1.14% at the end of second quarter 2016. The allowance for loan losses to non-performing loans for second quarter 2017 improved to 142.45%, up from 115.17% on June 30, 2016. The bank’s solid asset quality metrics are reflective of its economically stable service area, along with the Bank’s robust loan servicing and collection capabilities, and consistent underwriting procedures.

Cash Dividend Declared

The Company announced, on June 29, 2017, that its Board of Directors had declared a cash dividend of $0.0525 per common share, payable to shareholders of record as of July 14, 2017 on August 4, 2017. The implied dividend yield is 1.38% based on the closing price of the Pathfinder’s common stock of $15.18 on July 27, 2017. The quarterly cash dividend of $0.0525, equates to a dividend payout ratio of 23.9%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc, (NASDAQ SmallCap Market; symbol: PBHC). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At June 30, 2017, there were 4,263,700 shares of common stock issued and outstanding. The Company’s common stock trades on the NASDAQ market under the symbol “PBHC.” At June 30, 2017, the Company and subsidiaries had total consolidated assets of $811.2 million, total deposits of $643.8 million and shareholders’ equity of $61.1 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months ended June 30, (Unaudited)		For the six months ended June 30, (Unaudited)
	2017	2016	2017	2016
Condensed Income Statement
Interest and dividend income	$7,084	$5,866	$13,954	$11,578
Interest expense	1,503	873	2,876	1,745

Net interest income	5,581	4,993	11,078	9,833
Provision for loan losses	423	150	812	360

	5,158	4,843	10,266	9,473
Noninterest income excluding net gains on sales of securities, loans and foreclosed real estate	949	904	1,865	1,825
Net gains on sales of securities, loans and foreclosed real estate	114	122	161	202
Noninterest expense	5,024	4,778	10,023	9,481

Income before income taxes	1,197	1,091	2,269	2,019
Provision for income taxes	238	225	483	498

Net Income	$959	$866	$1,786	$1,521
Net income attributable to noncontrolling interest	$39	$34	$66	$28
Net income attributable to Pathfinder Bancorp, Inc.	$920	$832	$1,720	$1,493
Preferred stock dividends	—	—	—	16

Net income available to common shareholders	$920	$832	$1,720	$1,477

	For the Periods Ending
	June 30,	December 31,	June 30,
	2017	2016	2016
Selected Balance Sheet Data
Assets	$811,221	$749,034	$670,971
Earning assets	765,907	707,448	625,938
Total loans	548,825	492,147	450,581
Deposits	643,843	610,983	526,068
Borrowed funds	84,696	58,947	63,450
Allowance for loan losses	6,258	6,247	5,930
Subordinated loans	15,042	15,025	15,008
Pathfinder Bancorp, Inc. Shareholders’ equity	61,064	57,929	59,689
Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.31%	0.09%	0.06%
Allowance for loan losses to period end loans	1.14%	1.27%	1.32%
Allowance for loan losses to nonperforming loans	142.45%	129.85%	115.17%
Nonperforming loans to period end loans	0.80%	0.98%	1.14%
Nonperforming assets to total assets	0.63%	0.72%	0.84%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months ended June 30, (Unaudited)		For the six months ended June 30, (Unaudited)
	2017	2016	2017	2016
Key Earnings Ratios
Return on average assets	0.46%	0.50%	0.43%	0.45%
Return on average common equity**	6.05%	5.84%	5.73%	5.14%
Return on average equity	6.05%	5.84%	5.73%	4.79%
Net interest margin	2.93%	3.16%	2.95%	3.16%
Share and Per Share Data
Basic weighted average shares outstanding*	4,073,852	4,149,307	4,062,810	4,144,643
Basic earnings per share*	$0.23	$0.20	$0.42	$0.36
Diluted weighted average shares outstanding*	4,182,604	4,233,678	4,168,126	4,226,071
Diluted earnings per share*	$0.22	$0.20	$0.41	$0.35
Cash dividends per share	$0.0525	$0.05	$0.1025	$0.10
Book value per common share at June 30, 2017 and 2016			14.32	13.70
Tangible book value per common share at June 30, 2017 and 2016			13.21	12.61

*	Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.

Weighted average shares outstanding do not include unallocated ESOP shares.

**	Common Equity includes the book value of the Company’s common shares, retained earnings and additional paid-in capital. This amount is equal to the Company’s total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company’s data available at the time of presentation.